AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1997
                      REGISTRATION STATEMENT NO. 333-_____

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          FIRST AMERICAN RAILWAYS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          NEVADA                              4011                     87-0443800
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                                                  ALLEN C. HARPER, CHAIRMAN OF
                                                  THE BOARD AND CHIEF EXECUTIVE
                                                  OFFICER OF FIRST AMERICAN
FIRST AMERICAN RAILWAYS, INC.                     RAILWAYS, INC.
3700 N. 29TH AVENUE, STE. 202                     3700 N. 29TH AVENUE, STE. 202
HOLLYWOOD, FLORIDA 33020                          HOLLYWOOD, FLORIDA 33020
(954) 920-0606                                    (954) 920-0606

(ADDRESS AND TELEPHONE NUMBER                     (NAME, ADDRESS AND TELEPHONE
OF REGISTRANT'S PRINCIPAL EXECUTIVE                NUMBER OF AGENT FOR SERVICE)
OFFICES)

                                   COPIES TO:
                              DENNIS J. OLLE, ESQ.
                         OLLE, MACAULAY & ZORRILLA, P.A.
                                1402 MIAMI CENTER
                          201 SOUTH BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33131
                                 (305) 358-9200
                              (305) 358-9617 (FAX)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]



                         CALCULATION OF REGISTRATION FEE

                                                        AMOUNT           PROPOSED          PROPOSED
TITLE OF EACH CLASS                                      TO BE        OFFERING PRICE       AGGREGATE        AMOUNT OF
OF SECURITIES TO BE REGISTERED                        REGISTERED         PER SHARE       OFFERING PRICE  REGISTRATION FEE
------------------------------                        ----------      --------------     --------------  ----------------
Common Stock, $.001 par value(1)....................  6,519,069           $3.25        $21,186,974.25    $6,420.30(2)(3)
                                                      ---------           -----        --------------    ---------
Series A Warrants...................................  3,962,773             --                     --          --
                                                      ---------           -----        --------------    ---------
Financial Advisory Warrants.........................    100,000             --                     --          --
                                                      ---------           -----        --------------    ---------
Common Stock, $.001 Par Value, Underlying
Outstanding Series A Warrants(4)....................  3,962,773           $3.50        $13,869,705.50    $4,782.66(3)
                                                      ---------           -----        --------------    ---------
Common Stock, $.001 Par Value, Underlying
Outstanding Financial Advisory Warrants(4)..........    100,000           $2.50        $   250,000.00    $   86.21(3)
                                                        -------           -----        --------------    ---------
Common Stock, $.001 Par Value, Underlying
Outstanding Bradshaw Warrants(4)....................  1,610,000           $3.50        $ 5,635,000.00    $1,707.58
                                                      ---------           -----        --------------    ---------
Common Stock, $.001 par value, Underlying
Outstanding Convertible Secured Notes
("Secured Notes") . . . . . . . . . . . . . . . .  . .3,295,987           $3.50        $11,535,954.50    $3,495.74(3)
                                                      ---------           -----        --------------    ---------
Common Stock, $.001 par value, Underlying
Outstanding Convertible Subordinated Notes
("Subordinated Notes").. . . . . . . . . . . . . . . .3,186,429           $3.50        $11,152,500.00    $3,379.55
                                                      ---------           -----        --------------    ---------
Series A Warrants to be Issued in Connection with
Prepayment of the Secured Notes.....................  2,353,052             --                    --           --
                                                      ---------           -----        --------------    ---------
Common Stock, $.001 par value, Underlying Series
A Warrants to be Issued in Connection with
Prepayment of the Secured Notes(4)..................  2,353,052           $3.50        $ 8,235,682.00    $2,495.66
                                                      ---------           -----        --------------    ---------
Total Registration Fee(4)...........................                                                    $22,367.70(3)

------------
(1)      Represents shares owned by selling shareholders.

(2)      Based on $3.25 per share at August 13, 1997. See footnote 3 below.

(3) Filing fee previously paid (see Rule 429(b) discussion below), except with respect to (i) an aggregate 2,093,794 shares of common stock being sold by various selling shareholders, (ii) 1,610,000 shares which may be sold by Charles E. Bradshaw, Jr., pursuant to his exercise of the Bradshaw Warrants, and (iii) the 3,186,429 shares of common stock underlying the outstanding Subordinated Notes. An aggregate filing fee of $7,149.20 is being paid herewith.

(4) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the various warrants.

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PURSUANT TO RULE 429(B), THIS REGISTRATION STATEMENT RELATES TO A PREVIOUSLY FILED REGISTRATION STATEMENT, NO. 333-9601, WHICH WAS DECLARED EFFECTIVE ON NOVEMBER 8, 1996. IN CONNECTION THEREWITH, A $19,517.55 FILING FEE WAS PREVIOUSLY PAID WITH RESPECT TO ALL OF THE COMMON STOCK AND WARRANTS DESCRIBED ABOVE, EXCEPT AS PROVIDED IN FOOTNOTE 3, ABOVE.



                          FIRST AMERICAN RAILWAYS, INC.
                             (CROSS REFERENCE SHEET)
                                    FORM S-3

ITEM NUMBER AND CAPTION                                              HEADING IN PROSPECTUS
-----------------------                                              ---------------------
1.  Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus..................                       Facing Page of Registration Statement; Cross Reference Sheet;
                                                                     Outside Front Cover Page
 2.  Inside Front and Outside Back
     Cover Pages of Prospectus................                       Inside Front Cover Page; Available Information; Outside Back
                                                                     Cover Page
 3.  Summary of Information, Risk Factors and
     Ratio of Earnings to Fixed Charges.......                       First American Railways, Inc.

 4.  Use of Proceeds..........................                       Use of Proceeds

 5.  Determination of Offering Price..........                       *

 6.  Dilution.................................                       *

 7.  Selling Security Holders.................                       Selling Shareholders

 8.  Plan of Distribution.....................                       Plan of Distribution

 9.  Description of Securities to be
     Registered...............................                       Description of Common Stock

10.  Interests of Named Experts and Counsel...                       Legal Matters; Experts

11.  Material Changes.........................                       Recent Developments

12.  Incorporation of Certain Information
     by Reference.............................                       Incorporation of Certain Documents by Reference

13.  Disclosure of Commission Position on
     Indemnification of Securities Act
     Liabilities..............................                       *

----------------
*        Not applicable or answer in negative.

                        18,674,258 SHARES OF COMMON STOCK
                     6,315,825 SERIES A REDEEMABLE WARRANTS
                       100,000 FINANCIAL ADVISORY WARRANTS
                                     [LOGO]

This Prospectus relates to the offering of 18,674,258 shares of Common Stock, $.001 par value (the "Shares"), along with 6,315,825 Series A Redeemable Warrants ("Series A Warrants") and 100,000 financial advisory warrants ("Advisory Warrants"), (collectively the "Warrants") of First American Railways, Inc. (the "Company"), by certain securityholders of the Company (collectively, the "Selling Shareholders"). A total of 6,529,069 Shares offered hereby are owned of record by the Selling Shareholders, including 200,000 shares owned by Charles E. Bradshaw, Jr., a director and the principal warrantholder of the Company, 52,500 shares owned by International Capital Growth Ltd. ("Capital Growth"), the Company's financial advisor and its placement agent in certain prior private placements made by the Company, 10,800 shares owned by Raymond Monteleone, the President and Chief Operating Officer and a director of the Company and 9,700 shares owned by Atlantic Equity Corporation. In addition, 12,155,189 shares offered hereby represent Common Stock underlying various outstanding warrants and outstanding convertible notes (the "Notes"), which securities were issued in connection with several private placements by the Company in 1996 and 1997 (collectively, the "Private Placements"). Also included in the Common Stock offered hereby are 2,353,052 Shares underlying certain additional Series A Warrants which may be issued in the future, as described below, and 100,000 Shares underlying the Financial Advisory Warrants, described below.

The outstanding Series A Warrants are held as follows: (i) warrants to purchase an aggregate of 650,000 Shares that expire in April 1998 and have an exercise price of $3.50 per share are held by Capital Growth; (ii) warrants to purchase 3,312,773 Shares which are exercisable until April or May 1998 at an exercise price of $3.50 per share are held by the Selling Shareholders who participated in the Private Placements; and (iii) 2,353,052 warrants (which may be issued to the holders of the Notes in certain circumstances in connection with the prepayment of the Notes) will expire in April and May 1998 and have an exercise price of $3.50 per share. The Series A Warrants may be redeemed under certain circumstances. The remaining warrants offered hereby consist of 100,000 Advisory Warrants that expire in February 2001, which are not redeemable and are exercisable at $2.50 per share. See "Description of Securities."

The Company will not receive any proceeds from this offering; however, the maximum gross proceeds payable to the Company from the exercise of all of the outstanding Warrants would be $19,754,705, and an additional $8,235,683 would be payable to the Company if the Warrants that may be issued in certain circumstances in repayment of the Notes are exercised in full.

The Company's Common Stock is quoted on The Nasdaq SmallCap Market ("Nasdaq") under the symbol FTRN. On August 13, 1997, the last reported sales price of the Common Stock was $3.25 per share. See "Price Range of Common Stock." Currently there is no public market for the Warrants, nor is one expected to develop.

The Company is unaware of any specific plan of distribution of the Selling Shareholders with respect to the Shares or the Warrants; however, it believes that the Shares will be sold from time to time by such Selling Shareholders or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through brokers or agents in one or more transactions at varying prices determined at the time of sale or at a fixed or negotiated price. See "Plan of Distribution." The aggregate net proceeds to the Selling Shareholders from the sale of the Shares or Warrants pursuant to this Prospectus will be the sale price of such Shares or Warrants less any commissions. The Company is paying all of the expenses in connection with the preparation of this Prospectus and the related registration statement and the qualification of the shares under applicable state securities laws. The Shares and Warrants offered hereby may be sold in the state of New Jersey only through a dealer or broker registered or licensed in New Jersey, or in reliance upon an exemption from registration.

This offering is being made without using the services of an underwriter. The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.
 ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE
                                  SECURITIES.

                    SEE "RISKS FACTORS" BEGINNING ON PAGE 5.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                ----------------
                THE DATE OF THIS PROSPECTUS IS AUGUST ____, 1997.

                             ADDITIONAL INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at "www.sec.gov".

The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's public reference facility at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and upon request at its above-described Regional Offices. Copies of the Registration Statement may be obtained from the Commission at its public reference facility upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable documents filed with the Commission.

In addition, reports and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference into this
Prospectus:

         (1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, as filed March 28, 1997;

         (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, as filed May 15, 1997;

         (3) The Company's Current Report on Form 8-K, dated March 13, 1997, as filed March 28, 1997, and as amended by Form 8-K/A as filed May 13, 1997;

         (4) The Company's Notice of Annual Meeting and Proxy Statement dated May 5, 1997, as filed May 9, 1997.

         (5) The Company's Current Report on Form 8-K, dated June 2, 1997, as filed June 17, 1997;

         (6) The Company's Current Report on Form 8-K, dated June 11, 1997, as filed June 18, 1997;

         (7) The Company's Current Report on Form 8-K, dated June 30, 1997, as filed July 10, 1997; and

         (8) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, as filed on August 14, 1997;

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Michael J. Acierno at telephone number (954) 920-0606, or by writing him at First American Railways, Inc., 3700 North 29th Avenue, Suite 202, Hollywood, Florida 33020.

                               PROSPECTUS SUMMARY

 THEFOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING IN ELSEWHERE IN
                                THIS PROSPECTUS.

INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING
                                "RISK FACTORS."

                                   THE COMPANY

First American Railways, Inc., a Nevada corporation (the "Company") was organized in the State of Nevada in 1987. On April 26, 1996, the Company merged with First American Railways, Inc., a Florida corporation (First American-Florida) and the Company was the surviving entity. As a result of the Merger the Company assumed all of the contractual rights, privileges and duties of First American-Florida. In connection with the Merger the Company amended its Articles of Incorporation to, among other things, change its name and create a series of "blank check" preferred stock.

The Company is currently pursuing its strategy of becoming the recognized leader in providing innovative, quality entertainment-based passenger rail service through the development of "Fun Trains" and the acquisition of "Scenic Destination Railroads." The Company is currently developing its first Fun Train (the "Florida Fun-Train"), an entertainment-based rail service which is anticipated to commence operations in the fall of 1997 between South and Central Florida. In March 1997, the Company acquired its first Scenic Destination Railroad, The Durango & Silverton Narrow Gauge Railroad Company (the "D&SNG"), described below.

The Florida Fun-Train's goal is to provide an enjoyable and entertaining alternative to other means of transportation between South and Central Florida by maximizing the entertainment value of its passengers' travel time while providing an efficient, safe and reliable form of transportation at a reasonable price. A one-way trip on the Florida Fun-Train covers approximately 200 miles and is expected to take approximately four hours. The Company intends to provide passengers with an exciting, unique, fun-filled overland leisure excursion through the use of a variety of entertainment-based services, including video and virtual reality games, as well as dining, dancing and lounge cars offering different types of live entertainment. The Company expects that most of its passengers will be tourists and plans to market, in part, the Company's service as an extension of its passengers' vacations.

The Company has taken significant steps to commence the operation of the Florida Fun-Train. The Company has: purchased its first passenger car and entered into an agreement for the manufacture of the remaining railcars (three of which have been delivered, subject to acceptance by the Company and are being utilized for limited promotional activities); entered into the requisite track rights agreements; selected and obtained terminal sites in the Orlando area and in Broward County (South Florida) and, arranged for the construction of a rail spur next to the site of the southern terminal; is negotiating for the construction of the northern terminal; entered into an agreement with the National Railroad Passenger Corporation ("Amtrak") for the operation of the Florida Fun-Train; and entered into an agreement with Universal Studios for joint marketing efforts in connection with Florida Fun-Train services.

The Company is also actively pursuing its strategy of acquiring Scenic Destination Railroads. In March 1997, the Company purchased D&SNG, the owner and operator of a privately held, scenic railroad which the Company believes is among the country's largest and best-known Scenic Destination Railroads (the "Durango Acquisition"). D&SNG operates an historic railroad which was built between 1881-82 by the Denver & Rio Grande Railway Company. D&SNG has been carrying passengers for more than 114 years, has been declared a registered National Historic Landmark. The antique, steam-operated locomotives that power the trains are coal-fired. These locomotives were manufactured between 1923 and 1925. In addition, many of the coaches used by the railroad are the railroad's original coaches dating back to the 1880s. D&SNG's operations have combined strict adherence to historical authenticity and exacting standards of replication to provide a historically authentic railroad service. The railroad operates between Durango and Silverton, Colorado, a 90-mile round trip, which takes approximately nine hours. Since 1993, the D&SNG railroad has carried approximately 200,000 passengers annually. The railroad is located entirely within Colorado near the "Four Corners" region, where the borders of Colorado, Utah, New Mexico and Arizona meet.

For the fiscal year ended December 31, 1996, the D&SNG generated revenues, operating cash flow and pre-tax income of approximately $9 million, $3 million, and $2 million, respectively. As a result, the operations of D&SNG are currently generating cash flow in advance of the launch of the Florida Fun-Train. Further, the Company believes that there are potential opportunities to increase the revenues and earnings of the D&SNG by (i) initiating a formal marketing plan in conjunction with marketing efforts on behalf of the Florida Fun-Train designed to increase ridership; (ii) potentially realizing revenue gains from the implementation of a 15% fare increase (which has been approved by the Colorado authorities); (iii) potentially realizing revenue gains from price increases in the prices for and sale of "on-board" products; and (iv) reducing expenses resulting from the elimination of various corporate expenses related to the operation of a corporate jet, third party management fees and the lease of an apartment totaling approximately $900,000, the operating costs for which are included in the financial results.

The Company intends to develop other Fun-Trains and acquire additional Scenic Destination Railroads to further diversify its operations by capitalizing on potential economies of scale that may result from consolidations in this highly-fragmented industry.
                                     * * * *
The Company maintains offices at 3700 North 29th Avenue, Hollywood, Florida 33020. Its telephone number is (954) 920-0606. All references to the Company herein include its predecessor by merger, First American Railways, Inc., a Florida corporation.

                                  RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY READ THIS OFFERING DOCUMENT AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

NO MATERIAL REVENUE; ACCUMULATED DEFICIT. The Company (excluding its D&SNG subsidiary) has not had any material revenue from operations, and it had an accumulated deficit at June 30, 1997, of approximately $5.6 million. The Company expects such losses to continue at least through the commencement of the operations of the Florida Fun-Train which is anticipated to be in the fall of 1997, and perhaps thereafter.

NEW BUSINESS; SIGNIFICANT CAPITAL REQUIREMENTS; UNCERTAINTY OF MARKET. The Company acquired D&SNG in March 1997 and it has no experience or history in managing D&SNG's operations. The Company's Florida Fun-Train is in development. The Florida Fun-Train has not begun actual passenger rail operations, has generated no revenues to date and will not generate any revenues until it is placed into service. Nevertheless, the Company has incurred and will continue to incur substantial expenses prior to the commencement of passenger rail operations for the Florida Fun-Train, which is scheduled to begin in the fall of 1997. As a result, the Company is also subject to substantially all of the risks inherent in the creation of a new business. The Company's ability to deliver its new service with good quality at a reasonable price cannot be assured; and as a result, there can be no assurance that the Company's efforts will result in a commercially viable business or that the Company will ever operate at a profit. Further, there can be no assurance that the Company will be able to continue to operate D&SNG on a profitable basis. Further, even if D&SNG generates revenues, operating cash flow and pre-tax income for the Company in advance of the launch of the Florida Fun-Train, there are significant restrictions on the upstreaming of any such cash flow or income to the corporate parent. The level of acceptance of the Company's services by consumers and the travel/tourism industry cannot be predicted. As a result of its small size and capitalization and lack of operating history, the Company is particularly susceptible to adverse effects of changing economic conditions and consumer tastes, competition, technological developments and other contingencies beyond the control of the Company. Due to changing circumstances, the Company may be forced to change dramatically, or even terminate, its planned operations.

CERTAIN ASSUMPTIONS WITH RESPECT TO THE COMPANY'S EXISTING AND PROPOSED OPERATIONS. The Company's existing and proposed rail operations are based on assumptions that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. These assumptions are also based on information about circumstances and conditions existing at the time the prospective information was prepared. There can be no assurance that any of the prospective information can be realized or that the actual results will not be materially higher or lower than assumed herein.

REQUIREMENTS FOR ADDITIONAL FINANCING. The Company believes that its current funds, and the interest earned thereon, will be sufficient to allow the Company to operate D&SNG and commence full revenue service of the Florida Fun-Train in the fall of 1997; however, additional financing(s) may be required to cover future operating and capital expenditures if the Company's revenues do not materially exceed anticipated operating and capital expenditures. Moreover, expansion of the Company's present and currently proposed passenger rail operations will require substantial additional financing, and the Company has made no arrangements in this regard; there can be no assurance that such financings will be available on acceptable terms, or at all. Any additional equity financings could result in substantial dilution to existing shareholders.

BANK LOAN RESTRICTIONS. There are a number of affirmative and negative covenants in the term loan agreement between the Company's subsidiary, D&SNG, and its principal institutional lender, one of which restricts D&SNG's ability to "up-stream" profits to its corporate parent. As a result, despite profitable operations of D&SNG, funds may not be available to the Company to repay the Company's financial obligations, from time to time, as they come due. See "Recent Developments."

PLEDGE OF REVENUE-PRODUCING ASSETS. All of the assets of D&SNG (presently operated as a subsidiary of the Company) are subject to a "first" position pledge to D&SNG's institutional lender and a "second" position pledge (subordinate to the pledge to the institutional lender) to the seller of D&SNG. These assets represent substantially all of the revenue-producing assets of the Company. A default in either obligation, which results in a default of both obligations, could result in the loss of the major assets of the Company to the Company's creditors. If such assets are lost, there would be significant material adverse consequences to the operations of the Company, including the loss of the operations of D&SNG.

LIMITED AND CONTINGENT TRACK RIGHTS FOR THE FLORIDA FUN-TRAIN. With regard to the Florida Fun-Train, the Company has negotiated an agreement with CSX Transportation, Inc. ("CSXT") for the use of the track between West Palm Beach and Orlando, Florida. The CSXT Agreement dated October 31, 1996, provides for the use of CSXT's tracks between West Palm Beach and Orlando to be used for the operation of the Florida Fun-Train. The CSXT provides, in part, that the Company will initially pay CSXT the greater of $20 per train-mile, or 16% of the Company's gross ticket revenue (less discounts) from the Florida Fun-Train operations. The Company's payment requirements under the CSXT Agreement are as follows: the per train-mile amount is subject to various increases for inflation and other price adjustments including, (i) an annual increase, beginning January 1, 1999, in the per train-mile charge equal to the inflation index of the Association of American Railroads, (ii) a $50,000 per month reduction for the aggregate train-mile charge in 1997, 1998 and 1999, and (iii) a $2.20 increase in the per train-mile charge along with a limit in certain circumstances on the total annual compensation to CSXT beginning in the year 2000 and thereafter. In addition, the Company is required to maintain at least $300 million in comprehensive general liability insurance with a $100,000 deductible (or self-insurance). This agreement also contemplates the requirement of comprehensive general liability insurance with available limits of not less than $300 million insuring the

Company and CSXT. Failure to comply with these and other obligations under the agreement with CSXT could result in loss of such track rights without which the Company could not operate the Florida Fun-Train.

The Company has entered into a letter of intent with the Florida Department of Transportation ("FDOT") for use of track rights in Dade, Broward and Palm Beach Counties, Florida, and use of a terminal in Broward County for the Florida Fun-Train. The agreement with FDOT requires payments of $500 for each one-way trip and increasing in $50 increments over the next four years. The letter of intent with FDOT requires that the Florida Fun-Train provide and maintain $125 million in comprehensive general liability insurance.

The contractual payments by the Company to the track owners as contemplated by the above-described agreements and understandings are significant, and such payments are based on the use of track and/or certain Florida Fun-Train revenue (whichever is greater), and not on the Company's profitability. Further, there can be no assurance that these contractual arrangements will be renewed after the expiration of the applicable terms and the failure to renew any such agreement could materially adversely affect the financial prospects of the Company.

CONSTRUCTION AND INDUSTRY RISKS ASSOCIATED WITH THE FLORIDA FUN-TRAIN. The railcars for the Florida Fun-Train must be constructed. This construction is being done in Denver, Colorado, by Rader Railcar II, Inc. ("RRI"), a company controlled by Thomas G. Rader, a director and the largest shareholder of the Company. The Company expects substantially all of the Florida Fun-Train railcars to be delivered by the end of 1997. There can be no assurance, however, that construction and remodeling of the railcars will be completed on a timely basis. Delays may be caused by technical difficulties, strikes, financial wherewithal and many other factors which RRI may experience and are beyond the Company's control. In the event of a delay, the Company's Florida Fun-Train operations could subsequently be delayed which could have a material adverse effect on the Company's financial condition.

Presently, three railcars have been delivered, subject to acceptance by the Company, and are being utilized for limited promotional activities. Five of the railcars are expected to arrive at the Company in September and October 1997, the arrival time of the original railcar has not yet been finalized, and the final three passenger railcars are expected to arrive in November and December 1997.

Further, the Company has made its terminal site selections for the Florida Fun-Train and has made the final arrangements regarding its ownership interests in such terminals in Central Florida. The Company has signed a letter of intent to lease approximately 25.8 acres of land from Amtrak as a permanent site for the northern terminal for a period of fifteen years with two ten-year renewal options. The Company will place a temporary building on this site until such time as a permanent terminal is completed. The Company has entered into a lease through September 1998 for a railroad spur track and related land in Poinciana, Florida until the permanent site is available for use. The Company is still negotiating final arrangements regarding its ownership interests in South Florida. One or more terminal buildings may have to be constructed on the terminal sites once final selections have been made. The Company is currently negotiating with various third parties in this regard; however, there can be no assurance that these negotiations will be successful, and there can be no assurance that the terminals will be timely constructed. If such delays occur, there can be no assurance that the Florida Fun-Train service will commence in the fall of 1997.

The Company's operations may be adversely affected by general economic conditions and by numerous other factors, some of which are common to all businesses and some of which are unique to the passenger rail industry. Such factors include, among others: labor disturbances or strikes, either by "on-board" employees or land-based personnel, which could delay trains or force their cancellation; government regulatory orders or rules which could adversely affect the Company's operations; accidents causing damage to or resulting in the impounding of the Company's railcars or delaying train service, which could result from a variety of natural or man-made causes and could temporarily or permanently prevent the Company's train(s) from operating; and insurance, which may be insufficient to cover losses from the cessation of operations or the replacement or repair of lost or damaged property.

RELIANCE ON FLORIDA AND COLORADO TOURISM MARKETS. The Company's initial Florida service, the Florida Fun-Train, will target tourists visiting central and southeastern Florida. Tourists visiting the "Four Corners" area of the United States, particularly southwestern Colorado, compose the principal market for D&SNG. These planned operations may be materially adversely affected by declining growth or absolute declines in the number of tourists visiting Florida or Colorado. From time to time these tourism markets have experienced slowdowns (declines in growth or absolute declines). There can be no assurance that any such declines in Florida or Colorado tourism will not occur in the future, or that such declines would not have a direct and adverse impact on the Company's business.

The Company 's Florida Fun-Train business may also be subject to certain seasonal fluctuations, depending on the tourist seasons in Florida, particularly in South Florida (Miami/Ft. Lauderdale) and the Orlando area. D&SNG's business is highly seasonal; historically, at least 60% of the total annual number of passengers who ride on D&SNG's railroad do so during the months of June, July and August.

MARKETING/DEPENDENCE ON WHOLESALE TOUR OPERATORS. The Company's passenger railroad operations, particularly the introduction of the Florida Fun-Train service, will depend on the Company's ability to successfully implement a marketing program. Initially, the Company expects to rely on wholesale tour operators and travel agents to sell tickets for its passenger train service as part of a travel package. The Company's present internal marketing and sales capabilities are limited due to financial resources allocated for advertising, and the Company will be dependent, in large part, upon independent representatives of tour operators in the wholesale and retail travel trade for the marketing and sales of its services. Such persons also market competing tourist services and entertainment attractions. Failure of the Company to establish the necessary marketing and distribution network or to generate profitable sales of tickets for the Company's new railway service will have a material adverse effect on the Company's results of operations and its financial condition.

HIGH OPERATING COSTS; RISKS ASSOCIATED WITH FUEL PRICES AND MAINTENANCE OF RAILROAD EQUIPMENT. The passenger rail industry is characterized by a high degree of operating leverage. Specifically, fixed costs represent the major portion of a railroad's operating expenses and cannot be significantly reduced when competition or any of various other factors causes a reduction in load factors (passenger occupancy as a percentage of capacity) or passenger fares or "on-board" revenues. Since railcar purchase or lease installment payments, train operating expenses (including fuel, insurance, track usage charges and wages) and corporate overhead will represent the vast majority of the Company's expenses, the Company may not be able to reduce or decrease these costs on a timely basis in the event that passenger levels drop or fares or en route prices must be lowered because of competitive pressures. Accordingly, there is no assurance that the Company will be able to operate profitably. Future increases in the cost of diesel fuel, a major anticipated expense of train operations, are difficult to predict given the continued economic and political uncertainties in certain areas of the world. There can be no assurance that a significant amount of maintenance will not be required on the Company's rail equipment; this is particularly true for the operations of D&SNG which uses steam locomotives.

RISK OF OPERATING A RAILWAY SERVICE; POTENTIAL FOR LIABILITY CLAIMS. The Company faces an inherent risk of exposure to liability claims in the event that the operation of its trains results in accidents or other adverse effects. Further, the Company's track usage agreements with the track owners require (or are expected to require) that the Company maintain certain levels of liability insurance protecting the track owners. There can be no assurance that the Company will not be faced with exposure to material liability claims. The track rights agreements with respect to the Florida Fun-Train require substantial general comprehensive liability insurance (up to $300,000,000 in coverage) and the premiums for such insurance will be significant. The Company has not obtained any commitment for liability insurance for the operation of the Florida Fun-Train. There can be no assurance that such assurance will be available to the Company, or that the Company will be able to maintain such insurance at reasonable rates. Failure to maintain adequate insurance could place the Company at great financial risk in the event of accidents and adversely affect the Company's ability to do business. Further, even if the Company were to maintain adequate insurance, adverse publicity from accidents could have a material adverse effect on the Company's business.

COMPETITION. Generally, the Company faces extensive competition for the spending of leisure time and dollars from numerous attractions in the tourist entertainment sector. The Company's success will depend primarily on its ability to operate an entertaining, high-quality, efficient, safe and reliable service, as well as its ability to market the service and secure consumer acceptance. It is highly uncertain whether the Company will be successful in these efforts.

With regard to the Company's proposed Fun-Train operations, numerous companies, most of which are substantially larger than the Company and have much greater financial and other resources, offer alternative modes of transportation over the routes where the Company intends to operate. These alternative modes of transportation, principally private motor vehicles, bus service and passenger air service, offer transportation that is less expensive and/or faster than the Company's proposed rail service. Most of these competitors already enjoy an established presence in the Florida and United States transportation and tourism markets. The Company expects to compete on the basis of what it believes to be its unique combination package of transportation and entertainment.

With respect to D&SNG, there is at least one other narrow gauge railroad which offers train trips in southern Colorado. Further, since Durango and Silverton are almost exclusively tourist destinations, the Company competes with non-transportation oriented attractions for tourists. The automobile is the principal mode of transportation in the Durango/Silverton corridor.

GOVERNMENTAL REGULATION. The Company's present and contemplated railroad operations are strictly intrastate and therefore not regulated by the federal government except for various safety regulations promulgated by the Federal Railroad Administration.

The operations of the Florida Fun-Train will be regulated by the Florida Department of Transportation's application of federal safety rules. The Florida Fun-Train will be required to have a safety inspection by the U.S. Department of Transportation, Federal Railroad Administration and the Florida Department of Transportation before rail operations commence (and periodically thereafter). The failure to "pass" safety inspections both before operations commence and periodically thereafter would result in the railroad operations ceasing until such time as the reason(s) for failure are remedied.

D&SNG's operations are subject to rate, administrative, environmental and safety regulation by the Colorado Public Utilities Commission. D&SNG's operations are required to maintain a state liquor license and a special alcohol tax stamp issued by the Federal Bureau of Alcohol, Tobacco and Firearms, and are subject to health and other regulations promulgated by federal, state and local authorities. When the Florida Fun-Train commences operations it will be required to have various state and federal liquor licenses and approvals similar to those required of D&SNG.

The Company's operations will also be subject to environmental regulation by federal and state agencies, as well as liquor licensing, health regulations and other regulations promulgated by state and local authorities. There can be no assurance that future regulatory compliance will not materially adversely affect the Company's operations and profitability.

Delay in the commencement or cessation of the operations of either the Florida Fun-Train or D&SNG due to non-compliance with applicable governmental regulations would materially, adversely affect the Company.

CONTROL OF THE COMPANY. The executive officers and directors of the Company (twelve persons) jointly own an aggregate of 30.36% of the issued and outstanding Common Stock of the Company (excluding Shares to be issued upon exercise of stock options, warrants or conversion of outstanding convertible notes), which is the only outstanding class of capital stock of the Company and which has one vote per share. Thomas Rader, a director of the Company, is the single largest shareholder of the Company with 14.49% of the Common Stock. Therefore, management of the Company should be able to control virtually all matters requiring approval of the shareholders of the Company, including the election of all of the directors.

In addition, the Company has a "staggered" board consisting of eight directors each elected to three year terms in three separate classes.

POTENTIAL CONFLICTS OF INTEREST. A significant portion of the Company's available cash (approximately $1.7 million exclusive of applicable sales taxes) is expected to be used to purchase the remaining railcars for the Florida Fun-Train from a company (RRI) which is controlled by one of the Company's Directors, and the largest shareholder of the Company, Thomas G. Rader. The Company also expects to satisfy its future needs for railcars through agreements with RRI. There can be no assurance that there will not be material adverse consequences to the Company from the inherent conflict of interest and lack of arm's-length negotiations in connection with any agreement with RRI. Further, in the event that disputes arise between Mr. Rader or RRI and the Company, resolution of such disputes, whether through legal action or otherwise, could be severely complicated by Mr. Rader's status with the Company.

The Company's agreement with CSXT for track rights usage allows CSXT to designate a member of the Board of Directors of the Company (currently, Mr. Albert B. Aftoora). This could give rise to a conflict of interest between the Company and CSXT.

In connection with the Company's purchase of D&SNG, Mr. Charles E. Bradshaw, Jr. became a director, shareholder and the principal warrantholder and creditor of the Company. Mr. Bradshaw's interest as a creditor may put him in conflict with the interests of the Company and its Board of Directors on which he serves.

OFFICER AND DIRECTOR INDEMNIFICATION. Pursuant to the Company's Bylaws, the Company is obligated to indemnify each of its officers and directors to the fullest extent permitted by law with respect to all liability and loss suffered, and reasonable expense incurred, by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

Further, Article XII of the Company's Articles of Incorporation, as amended, provides that the Company's officers and directors shall not be personally liable to the Company for monetary damages for any breach of their fiduciary duty by such person as an officer or director, except officers and directors shall be liable for (i) their intentional misconduct, breach or knowing violation of law, or (ii) the payment of dividends in violation of applicable state law.

NO PAYMENT OF CASH DIVIDENDS. The Company has not paid any cash dividends to holders of its Common Stock nor does it intend to declare any cash dividends with respect thereto in the near future. Instead, the Company intends to retain future earnings, if any, for use in its business operations. Further, the Company's outstanding convertible secured notes prohibit the payment of any dividends on the Common Stock.

EXERCISE OF THE OUTSTANDING WARRANTS AND/OR THE CONVERSION OF THE OUTSTANDING NOTES INTO COMMON STOCK WILL HAVE DILUTIVE EFFECT. The Company's outstanding common stock purchase warrants will provide an opportunity for the holders thereof to profit from a rise in the market price of the Common Stock, of which there is no assurance, with resulting dilution in the ownership interest in the Company held by the then present shareholders. Holders of the outstanding warrants or the outstanding Notes most likely would exercise such warrants or convert such notes and purchase the Common Stock underlying such securities at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such warrants or notes, in which event the terms on which the Company may be able to obtain additional capital would be affected adversely.

SHARES ELIGIBLE FOR FUTURE SALE. All but 350,000 of the Company's current outstanding shares of Common Stock (11,144,072 Shares) are "restricted securities." These "restricted securities" may be sold upon compliance with Rule 144, adopted under the Act. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding Common Stock, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since generally non-affiliates may sell without volume limitation their Shares held for two years. During each three-month period, beginning April 29, 1997, a holder of "restricted securities" who has held them for at least the one-year period may sell under Rule 144 a number of Shares up to approximately 111,440 Shares (assuming no exercise of outstanding common stock purchase warrants or conversion of convertible notes). Non-affiliated persons who hold for the two-year period as described above may sell an unlimited number of Shares once their holding period is met.

DILUTION; FUTURE SALES OF STOCK BY THE COMPANY. The Company currently has 11,144,072 shares of Common Stock outstanding. Additionally, the Company has warrants, convertible notes payable and stock options outstanding that can be converted to 5,672,773, 6,482,416 and 553,200 shares of Common Stock, respectively. The Company has authorized an additional 164,300 stock options that have not yet been granted.

After reserving Common Stock for issuance upon the exercise of the outstanding common stock purchase warrants and stock options, and the conversion of the outstanding Notes, the Company will have in excess of 75,000,000 Shares of authorized but unissued Common Stock available for issuance without further shareholder approval. As a result, any issuance of additional Shares of Common Stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect the market for the securities of the Company.

Prospective investors should be aware that the possibility of sales may, in the future, depress the price of the Common Stock in any market which may develop and, therefore, the ability of any investor to market his/her Shares may be dependent directly upon the number of Shares that are offered and sold. Affiliates of the Company may sell their Shares during a favorable movement in the market price of the Common Stock which may have a negative effect on its price per share.

NO ASSURANCE OF CONTINUED NASDAQ LISTING AND "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS. The Company's Common Stock began trading on the Nasdaq SmallCap Market on September 12, 1996. The Board of Governors of the National Association of Securities Dealers, Inc., has established certain standards for the continued listing of a security on Nasdaq and has proposed the modifications of the existing standards to make them more stringent. The current maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the "public float" be at least $1,000,000; and that there be at least two market makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on Nasdaq if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. The Company satisfies all current and proposed maintenance standards for Nasdaq SmallCap listing of its Common Stock. There can be no assurance that the Company will continue to satisfy the current, or, if approved, the more stringent requirements for maintaining the Nasdaq listing. If the Company's securities were to be excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on Nasdaq. Should the Company's Common Stock be delisted by Nasdaq then the only likely public market for the Company's Common Stock would be the OTC Bulletin Board.

If the Company is unable to satisfy Nasdaq's maintenance requirements and the price per share were to be below $5.00, then unless the Company satisfied certain net asset tests, the Company's securities would become subject to certain penny stock rules promulgated by the Securities and Exchange Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, investors in the Offering may find it more difficult to sell their shares.

POSSIBLE ADVERSE EFFECTS OF ISSUANCE OF PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of 500,000 shares of "blank check" preferred stock ("Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any series of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of Preferred Stock to be issued in the future may have the right to receive dividends and certain preferences in liquidation and conversion rights. The issuance of such Preferred Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their Common Stock and adversely affect the voting and other rights of the holders of the Common Stock. The Company may in the future issue additional shares of its Preferred Stock.

ADVERSE EFFECT OF POSSIBLE REDEMPTION OF SERIES A WARRANTS. Upon redemption of the outstanding Series A Warrants, the holders thereof would be required to (i) exercise such warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, or (ii) accept the redemption price which is likely to be substantially less than the market value of such warrants at the time of redemption. See "Description of Securities."

REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS. The Company will be able to issue the Shares issuable upon the exercise of the Warrants only if (i) there is a current Prospectus relating to the securities offered under an effective Registration Statement filed with the Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of such Warrants reside. While this Prospectus relates to a current, effective registration statement, there can be no assurance, that the Company will be successful in maintaining a current Registration Statement. After a Registration Statement becomes effective, it may require updating by the filing of post-effective amendments.

FORWARD-LOOKING STATEMENTS. This Registration Statement, and more specifically, "Management's Discussion and Analysis," contains "FORWARD-LOOKING STATEMENTS" within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for "FORWARD-LOOKING STATEMENTS". In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's "FORWARD-LOOKING STATEMENTS". Such factors include, among other things, the following: the timely manufacture and delivery of the railcars comprising the Florida Fun-Train, the prompt construction of the northern and southern terminals of the Florida Fun-Train and the timely institution of the Florida Fun-Train's operations, the successful integration of the operations of The Durango & Silverton Narrow Gauge Railroad into the Company's overall operations, the successful marketing of the Company's rail services in Florida and Colorado, the ability of the Company to obtain, from internal and external sources, sufficient working capital to fund its operations and unscheduled repairs to the Company's railroad equipment. In addition, the Company's business prospects are generally susceptible to national economic conditions as well as those affecting the Colorado and Florida tourism markets, specifically. Actual results could differ materially from the "FORWARD-LOOKING STATEMENTS" as a result of the foregoing factors.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the Shares offered by the Selling Shareholders. Management estimates that the aggregate expense of this offering will be approximately $65,000, all of which will be borne by the Company.

The gross proceeds from the exercise of the outstanding Warrants which are being offered hereby would be $19,754,705. The Company intends to use the proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes. Proceeds not immediately required for such purposes will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                             SELECTED FINANCIAL DATA

The following selected financial data as of and for the year ended December 31, 1996, and for the eight months ended December 31, 1995, are derived from the Company's audited financial statements included elsewhere herein. The financial data at June 30, 1997, and for the six months ended June 30, 1997 and 1996, have not been audited by independent auditors; however, in the opinion of management such financial data includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein. Interim results are not necessarily indicative of results for the entire year. The following data should be read in conjunction with the financial statements of the Company, including notes thereto, and other financial information included elsewhere herein.

STATEMENT OF OPERATIONS DATA
                                            FOR THE SIX MONTHS                          FOR THE YEAR ENDED    FOR THE EIGHT MONTHS
                                               ENDED JUNE 30                            DECEMBER 31, 1996   ENDED DECEMBER 31, 1995
                                            ------------------                           ------------------  -----------------------
                                            1997         1996

Net loss                                     $(1,695,957)  $(759,207)                          $(2,595,762)      $(720,413)
Net loss per
   share                                     $   (.18)     $ (.12)                             $   (.34)           $  (.17)

BALANCE SHEET DATA
                                                      JUNE 30, 1997*            DECEMBER 31, 1996
                                                      --------------            -----------------
Working capital                                      $  8,127,309                  $ 7,233,943
Fixed assets                                           37,638,095                    2,413,320
Total assets                                           53,166,174                   13,140,653
Total long-term debt                                   33,611,501                    8,250,682
Total liabilities                                      46,567,701                    8,876,965
Total shareholders' equity                              6,598,473                    4,263,688

------------
* The balance sheet data as of June 30, 1997 reflect the acquisition of The Durango & Silverton Narrow Gauge Railroad Company ("D&SNG") and is materially different from the balance sheet data as of December 31, 1996. This information should be read in conjunction with the discussion of D&SNG on page 11 and proforma combined financial information beginning on page 12.

              THE DURANGO & SILVERTON NARROW GAUGE RAILROAD COMPANY

The following selected financial data as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, are derived from the audited financial statement of D&SNG included elsewhere herein. The financial data for the three months ended March 31, 1997 and 1996, has not been audited by independent auditors; however, in the opinion of management such financial data includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein. Interim results are not necessarily indicative of results for the entire year. The following data should be read in conjunction with the financial statements of D&SNG, including notes thereto, and other financial information included elsewhere herein.


STATEMENT OF OPERATIONS DATA

                                 THREE MONTHS ENDED                          FOR THE YEAR ENDED
                                       MARCH 31                                  DECEMBER 31,
                            -------------------------              -----------------------------------
                                 1997          1996                     1996                   1995
                            ----------     ----------              ------------           ------------
Revenues                    $  291,740     $  284,260              $  8,946,462           $  8,468,463
Gross profit (loss)           (413,509)      (415,434)                3,802,660              3,640,256
Operating income (loss)       (704,786)      (710,155)                1,755,294              1,582,188
Net income (loss)           $ (826,527)    $ (834,007)              $ 1,703,056           $  1,221,844

BALANCE SHEET DATA
                                                                                        DECEMBER 31, 1996
                                                                                        -----------------
Working capital (deficiency)                                                               $  (944,741)
Current assets                                                                                 857,071
Property and equipment, net                                                                  6,519,201
Accounts receivable from stockholder                                                         8,689,745
Total assets                                                                                16,318,751
Total long-term debt less current maturities                                                 3,792,295
Total liabilities                                                                            5,660,388
Total stockholder's equity                                                                  10,658,363

                    PRO FORMA COMBINED FINANCIAL INFORMATION

INTRODUCTORY NOTE

         The following tables set forth certain unaudited condensed pro forma combined financial information for the Company after giving effect to the Durango Acquisition using the purchase method of accounting as if such transaction had been consummated on January 1, 1996 for the year ended December 31, 1996 and on January 1, 1997 for the six months ended June 30, 1997. The proforma statement of operations for the six months ended June 30, 1997 was prepared by combining the results of operations for the Company for the six months ended June 30, 1997 (which include the operations of D&SNG for the three months ended June 30, 1977) with the results of operations for D&SNG for the three months ended March 31, 1997. The information contained in the following tables does not purport to be indicative of the results of operations of the Company which may have been obtained had the acquisition of D&SNG been consummated on the dates assumed.

         The unaudited condensed pro forma combined financial information reflects a preliminary allocation of the purchase price of D&SNG and, accordingly, is subject to change upon, among other things, a final determination of required purchase accounting adjustments including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited condensed pro forma combined financial information appearing in this Prospectus are preliminary and have been made solely for purposes of developing such pro forma combined financial information.

         The pro forma information with respect to the acquisition of D&SNG assumes the issuance of 200,000 shares of the Company's Common Stock to the seller of D&SNG as partial consideration for the purchase thereof. The balance of the consideration paid to the seller included: (i) approximately $5 million in cash; (ii) $10.05 million in seller financing consisting of two promissory notes: a one-year note (subject to extension) for $4.2 million which bears annual interest (payable monthly) at the 30-day commercial paper rate as published by THE WALL STREET JOURNAL plus 650 basis points per annum; and a five-year note for $5.85 million which bears interest at an annual rate of 9.25% which increases in steps to 10% by year four; and (iii) a common stock purchase warrant covering 1,610,000 shares exercisable at $3.50 per share. The Company has agreed to register for resale the 200,000 shares (valued at $2.00 per share) and the 1,610,000 shares (valued at $.09 per share) underlying the aforementioned six-year warrant. The term of the $4.2 million note may be extended by the Company, at its option, for an additional six months upon the occurrence of certain circumstances; at maturity this note is convertible by the holder thereof into common stock of the Company at a conversion rate equal to the then closing sale price of the Company's common stock (not to exceed $5.00 per share); at the maturity date should the noteholder elect to receive each in full payment of the $4.2 million note (in lieu of conversion into common stock), then the Company may extend the maturity date for an additional eighteen months. The obligations represented by the Notes are secured by a second position on substantially all of the assets of D&SNG. The purchase price for the Durango Acquisition was determined in arms' length negotiations between the Company and the seller.

         This information should be read in conjunction with the historical financial statements and accompanying notes of the Company contained in its Form 10-KSB for the year ended December 31, 1996, its Form 10-QSB for the six months ended June 30, 1997, and the historical financial statements and accompanying notes of D&SNG for the years ended December 31, 1996 and 1995, which appear in the Company's Form 8-K/A, dated May 13, 1997.



              UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                                                         PROFORMA
                                        FAR                     D&SNG                   ADJUSTMENTS                  COMBINED
                                     -----------               ----------               ----------                 -----------
Revenue                              $                         $8,946,462               $                          $ 8,946,462
Cost of Revenue                                                 5,143,802                   18,720 (2)               5,162,522
                                     -----------               ----------               ----------                 -----------
                                                                3,802,660                  (18,720)                  3,783,940
Selling, General and
  Administrative                       2,208,129                1,992,224                 (906,000)(3)               3,294,353
                                     -----------               ----------               ----------                 -----------
Operating Income (Loss)               (2,208,129)               1,810,436                  887,280                     489,587
Interest Expense, Net                    166,911                   52,238                1,722,735 (1)               1,941,884
Amortization of
  Loan Costs                             220,722                   55,142                  (16,547)(1)                 259,317
                                     -----------               ----------               ----------                 -----------
Income (Loss) Before
  Taxes                               (2,595,762)               1,703,056                 (818,908)                 (1,711,614)

Income Taxes
                                     -----------               ----------               ----------                 -----------

Net Income (Loss)                    $(2,595,762)              $1,703,056               $ (818,908)                $(1,711,614)
                                     ===========               ==========               ==========                 ===========
Weighted Shares
  Outstanding                          7,623,050                                           200,000                   7,823,050

Earnings (Loss) Per
  Share                              $     (0.34)                                                                  $     (0.22)
                                     ===========                                                                   ===========



   SEE NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION.



              UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997

                                                                              PRO FORMA
                                     FAR                  D&SNG              ADJUSTMENTS               COMBINED
                                 -----------           -----------           -----------              -----------
Revenue                          $ 2,633,585           $   291,740           $                        $ 2,925,325

Cost of Revenue                    1,186,004               705,249                 4,680(2)             1,895,933
                                 -----------           -----------           -----------              -----------
                                   1,447,581              (413,509)               (4,680)               1,029,392
Selling General
and Administrative                   525,153               277,491                                        802,644

Developmental of
Florida Fun-Train                  1,883,276                  --                                        1,883,276
                                 -----------           -----------           -----------              -----------
Operating Loss                      (960,848)             (691,000)               (4,680)              (1,656,528)

Interest Expense, Net                593,019               121,741               304,484(1)             1,019,244

Amortization of Loan
 Costs                               142,090                13,786                (4,137)(1)              151,739
                                 -----------           -----------           -----------              -----------
Loss Before
  Taxes                           (1,695,957)             (826,527)             (305,027)              (2,827,511)

Income Taxes
                                 -----------           -----------           -----------              -----------

Net Loss                         $(1,695,957)          $  (826,527)          $  (305,027)             $(2,827,511)
                                 ===========           ===========           ===========              ===========
Weighted Shares O/S                9,405,875                                     100,000                9,505,875

Loss Per Share                   $     (0.18)                                                         $     (0.30)
                                 ===========                                                          ===========



    SEE NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

                     NOTES TO UNAUDITED CONDENSED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

The following pro forma adjustments have been made:

(1) To record additional interest expense (approximately $1.2 million and $300,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively) and reduce amortization of loan costs (approximately $17,000 and $4,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively) arising from incremental debt as a result of financing the acquisition, net of interest income available from excess cash (approximately $13,000 and $4,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively). To eliminate interest income on loans to affiliates (approximately $528,000 and $6,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively).

(2) To record additional depreciation expense resulting from the write-up of depreciable fixed assets (approximately $280,000) to fair value. This expense adjustment was approximately $19,000 and $5,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

(3) To record savings from the reduction or elimination of certain expenses by the Company following the Durango Acquisition. This adjustment consisted primarily of approximately $600,000 for the year ended December 31, 1996 for a corporate airplane which the Company will no longer use, approximately $274,000 for the year ended December 31, 1996 of corporate management fees which will no longer be charged to the Company, and approximately $32,000 for the year ended December 31, 1996, of lease payments (net of termination costs) for an apartment which the Company has discontinued leasing.

                               RECENT DEVELOPMENTS

On June 30, 1997, the Company completed a private offering of up to 223.05 units of its securities at $50,000 per unit, pursuant to Regulations D and S as promulgated under the Securities Act. Each unit consists of (i) an 8% convertible subordinated note in the principal amount of $50,000 and (ii) 5,000 shares of Common Stock of the Company. Investors purchasing at least 40 units ($2,000,000) received an additional 2,500 shares (for a total of 7,500 shares) for each unit purchased; however, the subordinated note(s) issued to these investors contain(s) a mandatory conversion feature which may be exercised by the Company in certain circumstances.

The purpose of the private offering was to raise additional working capital for the Company, and $11,152,500 (gross proceeds) and $9,560,000 (net proceeds) was raised under the offering. This financing along with a $ one million line of credit is expected to satisfy the Company's capital requirements for the next twelve months.

In connection with the acquisition of D&SNG by the Company in March 1997, the acquisition was accounted for under the purchase method for accounting purposes and based upon a preliminary allocation of the purchase price resulted in the following significant assets acquired and liabilities assumed and/or incurred:



          Fixed assets                             $29,956,572
          Inventories and other assets               1,689,087
          Deferred income tax liability              8,167,159
          Long-term debt                            17,650,000
          Other liabilities                          2,868,094


The purchase price, which aggregated approximately $16.2 million and did not result in an allocation to goodwill, consisted of the following consideration:
(i) approximately $5 million in cash; (ii) $10.05 million in seller financing consisting of two promissory notes; (iii) 200,000 shares of the Company's Common Stock; and (iv) a Common Stock purchase warrant covering 1,610,000 shares exercisable at $3.50 per share.

Additionally, D&SNG borrowed, and the Company guaranteed $8.5 million from a commercial lending institution pursuant to a five-year term loan, portions of which were used to pay a pre-existing lender to fund a portion of the cash required to close the acquisition. The balance was used for working capital for D&SNG's operations (approximately $1 million). This working capital and the funds generated from D&SNG's operations are expected to be adequate to meet D&SNG's cash requirements (including capital expenditures and debt service) for 1997. There are no material short-term or long-term commitments for capital expenditures; however, the Company anticipates expenditures in 1997 for property and equipment, but has not yet finalized its plan in this regard, and does not expect such expenditures to be material. Additionally, D&SNG is expected to incur in excess of $2 million of interest and principal payments in 1997 resulting from the $8.5 million term loan and the $10.05 million seller financing. Although D&SNG's business and cash flow are historically seasonal in nature with the peak season being the months of June, July and August, the seasonality is not expected to have a material adverse impact on the Company's ability to meet cash requirements from existing cash sources. There is a restriction in the $8.5 million term loan agreement which limits the Company's ability to "receive" the profits of D&SNG. This restriction requires compliance by D&SNG with covenants regarding the maintenance of equity plus subordinated debt and the ratio of senior debt to equity and subordinated debt, and that D&SNG certifies that there are no existing defaults by D&SNG under the term loan agreement. The term loan agreement also provides for notification and the provision to the lender of certain current financial statements regarding D&SNG before an "upstreaming" of profits. D&SNG currently complies with all of these covenants.

                       PRINCIPAL AND SELLING SHAREHOLDERS

COMMON STOCK:

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of August 13, 1997, with respect to (i) each of the Company's executive officers and directors (including Messrs. Monteleone and Bradshaw as Selling Shareholders), and (ii) all executive officers and directors as a group. This table also sets forth certain information with respect to beneficial ownership of the Company's Common Stock of each Selling Shareholder (as of October 30, 1996, except for certain Selling Shareholders who purchased their shares in the 1997 Private Placement) including each person known to the Company to be the beneficial owner of more than 5% of the Common Stock (excluding officers and directors), each of whom is a Selling Shareholder. Unless otherwise indicated, all shares of Common Stock are owned directly and of record and the persons so indicated have voting and investment power with respect thereto. With respect to those Selling Shareholders who are not individuals, no officer or general partner of any such shareholder has any position, office or other material relationship with the Company or its corporate predecessors during the last three years. It has been assumed that all of the shares of the Selling Shareholders so offered will be sold.


                                                                                    SHARES BENEFICIALLY OWNED
                                                                                    BEFORE AND AFTER OFFERING(1)
                                                                                    ----------------------------
                                                                                                                 SHARES
NAME                                     POSITION WITH COMPANY                    SHARES         PERCENT(2)      OFFERED
----                                     ---------------------                    ------         ----------      -------
EXECUTIVE OFFICERS AND DIRECTORS:(3)

Thomas G. Rader                          Director                              1,632,581(4)        14.63              0

Charles E. Bradshaw, Jr.                 Director                              1,810,000(5)        14.19        200,000

Allen C. Harper                          Chairman of the                       1,347,017(6)        12.09              0
                                         Board of Directors
                                         and Chief Executive Officer

Raymond Monteleone                       President, Chief                        204,133(7)(8)      1.80         10,800(7)
                                         Operating Officer
                                         and Director

Luigi Salvaneschi                        Director                                103,654(4)(9)       *                0

David H. Rush                            Director                                 79,414(4)          *                0

Glenn P. Michael                         Director                                 23,000(4)          *                0

Albert B. Aftoora                        Director                                  4,500(4)          *                0

Donald P. Cumming                        Vice President,                          13,999(8)          *                0
                                         Secretary, Treasurer and
                                         Acting Chief Financial Officer

Thomas E. Blayney                        Vice President of                        13,666(8)          *                0
                                         Operations

Pamela S. Petcash                        Vice President, Customer                 10,999(8)          *                0
                                         Care and Entertainment

Gordon L. Downing                        Vice President of Marketing               3,333(8)          *                0
                                         and Sales

All Executive Officers and Directors                                           5,246,296           40.19              0
as a Group (12 persons)




                                             SHARES
                                             BENEFICIALLY OWNED
                                             BEFORE OFFERING(1)
                                             ------------------
                                                                                    SHARES
NAME                                             SHARES(10)      PERCENT(2)         OFFERED(11)
----                                             ----------      ----------         -----------
SELLING SHAREHOLDERS:

Haldrun Eckes-Chanire                          2,178,571(12)           17.33           2,178,571
11 Queen Street
Mayfair, London, UK
W1X 7PD

Lancer Partners L.P.
237 Park Ave., 8th Fl
New York, NY 10017                             1,010,357(13)            8.57           1,096,071

International Capital Growth Ltd.
666 Steamboat Road
Greenwich, Ct. 06830                             826,550(14)            7.42             826,550

EFO Fund, Ltd.
1111 W. Mockingbird Lane, #1400
Dallas, TX 75247                                 732,857(15)            6.31             810,000

Emanon Partners, L.P.
237 Park Avenue
Suite 901
New York, NY 10017                               631,428(16)            5.46             685,714

Lancer Offshore, Inc.                            588,214(17)            5.10             588,214
Kaya Flamboyan 9
Curacao, Netherlands Antilles


Fairnoon Management Ltd.
11 Queenstreet Mayfair
London W1X 7PD, England                          570,000                4.95             630,000

Rush & Co.
c/o Swiss American Securities, Inc.
100 Wall Street, 4th Fl
New York, NY 10005                               548,177                4.76             628,834



Rosebud Capital Growth Fund Ltd.
c/o Euro-Dutch Trust Co. (Bahamas)
Charlotte House, Charlotte St.
Nassau, Bahamas                                  512,747                4.48             563,267

Edgeport Nominees, Ltd.                          401,888                3.53             439,625

Corner Bank, Ltd.                                369,000                3.24             389,571

Caxton International Limited                     385,714                3.37             385,714

Demachy Worms & Co. International, Ltd.          325,714                2.87             360,000

Alan L. Jacobs                                   299,426                2.66             299,426

BFI Banque De Financement & D'Investissement     162,857                1.45             180,000



Geneve

Republic National Bank of New York (Suisse) SA                         162,785         1.45        178,933

Faisal Finance (Switzerland) SA                                        155,286         1.38        169,000

Volksbank Kufstein                                                     154,286         1.37        154,286

Republic National Bank of New York
(Luxemburg SA)                                                         146,571         1.30        162,000

David M. Hallman, Sr.                                                  116,286         1.04        118,000

Bank Sarasin & Co.                                                     115,714         1.03        115,714

Bostar A.S.                                                            103,714            *        110,571

James F. Ellis Trust DTD 4/11/89                                        97,281            *        101,600

Stanley Hollander IRA Cowen & Co. Custodian                             89,495            *         96,942
58-03120

Lancer Voyager                                                          87,143            *         87,143

Cameo Trust Corporation Limited                                         81,429            *         90,000

The Gifford Fund Ltd.                                                   81,429            *         90,000

Charles L. and Donna Greenberg, JTWROS                                  81,429            *         90,000

Napier Brown Holdings Ltd.                                              81,429            *         90,000

Veritas Films SA                                                        81,429            *         90,000

Heptagon Investments Ltd.                                               81,356            *         88,933

Cass & Co.-Magnum Capital Growth Fund                                   77,142            *         77,142

Lago Wernstedt                                                          71,142            *         74,571

Stolzoff Family Trust of 2/05/95, Martin S.
Stolzoff and Barbara R. Stolzoff, Trustees                              68,123            *         74,468

Ronald Koenig                                                           67,406            *         73,422

Phillip Bibicoff                                                        65,143            *         72,000

C.M. Investment Nominees Limited                                        65,143            *         72,000




David A. Rees                                                                65,143           *         72,000

P.G. Ridgwell                                                                65,071           *         70,933

Banque Privee Edmond De Rothschild S.A.                                      56,964           *         62,467

Vital Miljo AS                                                               56,017           *         59,308

Bauer Family Limited Partnership                                             48,857           *         54,000

Falcon Management Ltd.                                                       48,857           *         54,000

Fixtar Holdings, Inc.                                                        48,857           *         54,000

Richard B. Liroff                                                            48,857           *         54,000

Saracen International                                                        48,857           *         54,000

Tradeco Limited                                                              48,857           *         54,000

UOB Luxembourg S.A.                                                          48,857           *         54,000

Gibesgelt                                                                    46,250           *         46,250

Euro Capital                                                                 45,000           *         45,000

Lawrence Burstein                                                            40,695           *         44,485

Cass & Co.-Magnum US Equity Fund                                             38,571           *         38,571

The Rogoff Family Trust dated 6/18/96                                        38,571           *         38,571

Fritas A/S                                                                   38,571           *         38,571

Kewa Invest A/S                                                              38,571           *         38,571

Michael S. Jacobs                                                            37,500           *         37,500




                                                                                SHARES
                                                                            BENEFICIALLY OWNED
                                                                            BEFORE OFFERING(1)
                                                                            ------------------
                                                                                                          SHARES
NAME                                                                      SHARES(10)   PERCENT(2)       OFFERED(11)
----                                                                      ----------   ----------       -----------
Michael Schaenen                                                            35,625           *            35,625

Christopher Fox                                                             35,625           *            35,625

Intergalactic Growth Fund, Inc.                                             35,571           *            37,285

Brookbank Holdings, Ltd.                                                    33,300           *            33,300

Gary Barnett, IRA Standard/Rollover                                         32,571           *            36,000

Harvey R. Brice BSSC Master Defined Contribution M/P Pension
Plan                                                                        32,571           *            36,000

Compass Investment Management Limited                                       32,571           *            36,000

Coutts & Co. S.A.                                                           32,571           *            36,000

Barrie M. Damson                                                            32,571           *            36,000

Ernest Dorner GST Non-Exempt Trust A U/T/A 5/26/94                          32,571           *            36,000

Elmtree Corporation                                                         32,571           *            36,000

Milton and Irene Geller 1985 Trust                                          32,571           *            36,000

Susan Greenberg                                                             32,571           *            36,000

Alan D. Jacobson, IRA                                                       32,571           *            36,000

Robert Katz                                                                 32,571           *            36,000

Peter Barrington Kirk                                                       32,571           *            36,000

Morgan Steel Limited                                                        32,571           *            36,000

John D. Murphy                                                              32,571           *            36,000

Nicator S.A., Zurich                                                        32,571           *            36,000

Pictet & Cie                                                                32,571           *            36,000

Robinson Gear (Nominees) Limited A/CJ-10                                    32,571           *            36,000

Stoneman Investor Partnership                                               32,571           *            36,000

Terrier Finance, Inc.                                                       32,571           *            36,000

Ghazi Allawi                                                                32,499           *            34,933

Helix Investments, Ltd.                                                     31,497           *            32,220

Dan Purjes                                                                  30,010           *            30,010

Kimberly A. Goguen                                                          25,000           *            25,000

Christopher D. Jennings                                                     24,409           *            26,485

Rigel AS                                                                    23,700           *            25,414




Gary H. Stolzoff                                                                22,768             *             25,003

Pyramid Partners, LP                                                            21,714             *             24,000

Prime, Grieb & Co. Limited                                                      19,286             *             21,000

Aeron Marine Shipping Co.                                                       19,285             *             19,285

Bank Austria Sparkasse der Stadt                                                19,285             *             19,285

Chase Manhattan Bank & Louise Mallory                                           19,285             *             19,285
as Trustees for U/A Philip R. Mallory dated 11/16/75

C. W. Spelke                                                                    19,285             *             19,285

Fruit of the Loom, Inc. Senior Executive                                        19,285             *             19,285
Officer Deferred Compensation Trust

Delaware Charter Cust. Robert Zelinka, IRA                                      19,285             *             19,285

Ruth Zelinka                                                                    19,285             *             19,285

Leonard Gordon                                                                  19,285             *             19,285

Edward Haymes                                                                   19,285             *             19,285

Thomas P. Schmidt                                                               19,285             *             19,285

Strear Foods Company                                                            19,285             *             19,285

Ekistics Corp.                                                                  19,285             *             19,285

Lombard Odier & Cie                                                             19,285             *             19,285

Skips A/S Canopus                                                               19,285             *             19,285

Gerald Rosen                                                                    19,000             *             21,000

Sachem Corporate Finance Ltd.                                                   16,875             *             16,875

Philip Altheim                                                                  16,286             *             18,000

Gary Barnett                                                                    16,286             *             18,000

Denis Baylin                                                                    16,286             *             18,000

I. Bibicoff, Inc., Pension Trust Fund                                           16,286             *             18,000

Boel AS                                                                         16,286             *             18,000

Credit Lyonnais (Suisse) SA Geneva                                              16,286             *             18,000

Credit Suisse Zurich                                                            16,286             *             18,000

Owen H. Gassaway                                                                16,286             *             18,000

David Greenberg, IRA                                                            16,286             *             18,000

David Greenberg and Susan Greenberg,
Trustees FBO Greenberg and Panish,
a Prof. Corp. Def. Bene. Pension Plan 2/01/88                                   16,286             *             18,000

Haaco AS                                                                        16,286             *             18,000

Hapoalim Mayo Casa Bancaria                                                     16,286             *             18,000

Allan B. Hechtman, Inc., Pension Plan & Trust                                   16,286             *             18,000

                                       22



Allan B. and Linda S. Hechtman, JTWROS                                      16,286           *            18,000

Trustees of the Hill Oldridge Ltd. Pension Fund                             16,286           *            18,000

Nils Otto Holmen                                                            16,286           *            18,000

P.B. Hubbard/J.D. Boden as Trustees of the Vector Trust                     16,286           *            18,000

Svein Huse                                                                  16,286           *            18,000

Lenard E. Jacobson, MD, PC Profit Sharing Trust                             16,286           *            18,000

Robert Jones                                                                16,286           *            18,000

Mazin Kamouna                                                               16,286           *            18,000




                                                                             SHARES
                                                                       BENEFICIALLY OWNED
                                                                       BEFORE OFFERING(1)
                                                                       ------------------
                                                                                                            SHARES
NAME                                                                        SHARES(10)   PERCENT(2)       OFFERED(11)
----                                                                        ---------    ----------       ----------
William A. Kamke and Dorothy S. Kamke, JTWROS                               16,286           *            18,000

A/S Kapitalutvikling                                                        16,286           *            18,000

Ronald Korn, IRA                                                            16,286           *            18,000

Pierre and Francoise Lambert                                                16,286           *            18,000

Metropolitan Finance Limited                                                16,286           *            18,000

John Bell Moran, Jr.                                                        16,286           *            18,000

Anne P. Newman and Harry Newman, Jr. JTWROS                                 16,286           *            18,000

Scott Notowitz                                                              16,286           *            18,000

Oistein Nyberg                                                              16,286           *            18,000

RNB (France) Monaco                                                         16,286           *            18,000

Allan Rudnick, IRA                                                          16,286           *            18,000

J.R.L. Smith                                                                16,286           *            18,000

K.E. Smith                                                                  16,286           *            18,000

Ivor Spiro                                                                  16,286           *            18,000

Craig Taines                                                                16,286           *            18,000

Taines Family Limited Partnership                                           16,286           *            18,000

Abraxas Partners, Ltd.                                                      16,286           *            18,000

Michael Morris                                                              16,247           *            16,971

Walter Prime                                                                16,247           *            16,971

Peter R. McMullin                                                           16,213           *            16,933

Rudnick Living Trust DTD 7/22/91                                            16,213           *            16,933

John VanOrdstrand                                                           12,500           *            12,500

Sid Paterson                                                                 9,642           *             9,642

Caribou Bridge Fund, LLC                                                     9,642           *             9,642

Thomas P. Schmidt                                                            9,642           *             9,642

Joseph and Lillian Matulich JTWROS                                           9,375           *             9,375

Trafina Privatebank AG                                                       9,375           *             9,375

Magne F. Aaby                                                                8,143           *             9,000

Birger Dalen                                                                 8,143           *             9,000

John Heckler                                                                 8,143           *             9,000



Norman Leben                                                                 8,143           *             9,000

Svein A. Loken                                                               8,143           *             9,000

Steven Millner                                                               8,143           *             9,000

Asher Plaut and Evelyn Plaut, JTWROS                                         8,143           *             9,000

Svein-Erik Stiansen                                                          8,143           *             9,000

Bank Julius Baer & Co.                                                       8,107           *             8,467

Ivar Tangen Consulting AS                                                    7,414           *             7,414

Craig A. Blumberg                                                            5,429           *             6,000

Steven H. Marvin                                                             5,429           *             6,000

Daniel J. Marx                                                               5,428           *             6,000

Peter Sheib                                                                  5,010           *             5,010

Lori Shepps                                                                  5,000           *             5,000

Lawrence Rice                                                                4,990           *             4,990

The Eli S. Franco and Carol A. Franco                                        4,821           *             4,821
Revocable Family Living Trust

Richard M. Weiss & Gail L. Weiss JTWROS                                      4,821           *             4,821

Thomas A. Weiss & Ellen Weiss JTWROS                                         4,821           *             4,821

Southeast Research Partners                                                  4,500           *             4,500

Matthew Balk                                                                 3,880           *             3,880

John T. Clarke                                                               3,750           *             3,750

Charles Roden                                                                3,530           *             3,530

Nancy Tarlow Barrett                                                         3,500           *             3,500

First National Fund                                                          2,250           *             2,250

Giant Trading Company                                                        1,500           *             1,500

Michael Loew                                                                 1,325           *             1,325

Capital Growth International, LLC                                            1,000           *             1,000

Cheviot Capital                                                                750           *               750

Value Investing Partners                                                       750           *               750

Joelle Jacobs                                                                  750           *               750

Pellet Investments                                                             500           *               500

Scott A. Weisman                                                               445           *               445

Brill Securities                                                               375           *               375

Paul Fitzgerald                                                                365           *               365

Sherwood P. Larkin                                                             290           *               290



Richard Sichenzio                                                              155           *               155


------------
*        Less than 1%

(1) Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the Common Stock indicated as beneficially owned thereby.

(2) In accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares that are not outstanding, but that are issuable pursuant to (i) outstanding stock options (ii) the exercise of outstanding Warrants and (iii) the conversion of the Notes, all of which are exercisable or convertible within 60 days of the date of this Prospectus, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person. These amounts do not include the exercise of certain warrants to purchase an aggregate of 475,000 shares of Common Stock to be issued to CSXT.

(3) Unless otherwise indicated, the address for each director is c/o First American Railways, Inc., 3700 North 29th Avenue, Hollywood, Florida 33020.

(4) Includes 18,000 shares which are issuable upon the exercise of currently exercisable stock options to each of Messrs. Rader, Salvaneschi and Rush, respectively, and 23,000 and 3,000 shares which are issuable upon the exercise of currently exercisable stock options to each of Messrs. Michael and Aftoora, respectively.

(5) Includes 1,610,000 shares which may be issued upon the exercise of a six-year warrant.

(6) Includes 1,345,732 shares which are owned of record by Harper Family Partnership L.P., for which Mr. Harper and his wife, Carol E. Harper, are the sole limited partners, and 1,285 shares which are owned of record by Harper Partners of Miami, Ltd., a Florida limited partnership, for which Carol E. Harper, serves as trustee.

(7) Includes 35,800 shares owned of record by Mr. Monteleone, (the balance represents currently exercisable stock options); a total of 10,800 of these shares are being offered hereby.

(8) Includes 168,333 shares, 12,999 shares, 11,666 shares, 3,333 shares and 9,999 shares which are issuable to Messrs. Monteleone, Cumming, Blayney, Downing and Miss Petcash, respectively, upon the exercise of currently-exercisable stock options.

(9) Mr. Salvaneschi serves as the trustee for a trust under an agreement dated October 19, 1993, in which name these shares are held, and for which Mr. Salvaneschi has sole voting and dispositive power.

(10) With respect to all of the Selling Shareholders, their share amounts include an aggregate of 3,295,987 shares which may be issued either upon the conversion of the Notes (or upon the exercise of the Series A Warrants which may be issued, in certain circumstances, upon the prepayment of such Notes), and an aggregate of 3,186,429 shares which may be issued upon the conversion of the Subordinated Notes.

(11) With respect to the Selling Shareholders, it has been assumed that all their Shares so offered will be sold. Further, these amounts include shares which may be issued to certain Selling Shareholders upon conversion of accrued interest payable upon their Notes.

(12) Includes an aggregate of 1,428,571 shares which may be issued upon the conversion of the Subordinated Notes.

(13) Includes an aggregate of 642,857 shares which may be issued upon the exercise of outstanding Warrants, upon the conversion of the Notes (or upon the exercise of Warrants which may be issued, in certain circumstances, upon the prepayment of the Notes) and upon the conversion of the Subordinated Notes..

(14) International Capital Growth is the Placement Agent for the Company.

(15) Includes an aggregate of 462,857 shares which may be issued upon the exercise of outstanding Warrants, and upon the conversion of the Notes (or upon the exercise of Warrants which may be issued, in certain circumstances, upon the prepayment of the Notes).

(16) Includes an aggregate of 411,428 shares which may be issued upon the exercise of outstanding Warrants, upon the conversion of the Notes (or upon the exercise of Warrants which may be issued, in certain circumstances, upon the prepayment of the Notes), and upon the conversion of the Subordinated Notes.

(17) Includes an aggregate of 385,714 shares which may be issued upon the conversion of the Subordinated Notes.

SERIES A WARRANTS:

The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Series A Warrants as of October 1, 1996, and as adjusted to reflect the sale of such Warrants offered by the holders thereof, none of whom hold any position with the Company and six of whom own more than 5% thereof. With respect to those selling warrantholders who are not individuals, no officer or general partner of any such warrantholder has any position, office or other material relationship with the Company or its corporate predecessors during the last three years.

                                                            BEFORE OFFERING
                                                            ---------------          WARRANTS
NAME                                                       WARRANTS         PERCENT*  OFFERED
----                                                       --------         -------   -------
Lancer Partner L.P.
237 Park Ave., 8th Fl.
New York, NY 10017                                          300,000            7.57    300,000

Egger & Co.
c/o The Chase Manhattan Bank N.A.
P.O. Box 1508 Church Street Station
New York, NY 10008                                          290,519            7.33    290,519

EFO Fund, Ltd.
1111 W. Mockingbird Lane, #1400
Dallas, TX 75247                                            270,000            6.81    270,000

Auric Investments Limited
24 St. Georges Street, Douglas
Isle of Man IM1 1AH                                         260,774            6.58    260,774

Fairnoon Management Ltd.
11 Queenstreet Mayfair
London W1X 7PD, England                                     210,000            5.30    210,000

Rush & Co.
c/o Swiss American Securities, Inc.
100 Wall Street, 4th Fl.
New York, NY 10005                                          208,799            5.27    208,799

Emanon Partners, L.P.                                       190,000            4.79    190,000

Rosebud Capital Growth Fund Ltd.                            176,818            4.46    176,818

Edgeport Nominees, Ltd.                                     147,333            3.72    147,333

Demachy Worms & Co. International, Ltd.                     120,000            3.03    120,000

Alan L. Jacobs                                               86,926            2.19     86,926

Faisal Finance (Switzerland) SA                              73,000            1.84     73,000

Corner Bank, Ltd.                                            72,000            1.82     72,000

BFI Banque De Financement & D'Investissement, Geneve         60,000            1.51     60,000

Republic National Bank of New York (Suisse) SA               56,519            1.43     56,519

Republic National Bank of New York (Luxemburg) SA            54,000            1.36     54,000

Gibesgelt                                                    46,250            1.17     46,250

Eurocapital                                                  45,000            1.14     45,000

Michael Schaenen                                             35,625               *     35,625



Christopher Fox                                                              35,625         *    35,625

Bookbank Holdings, Ltd.                                                      33,300         *    33,300

Cameo Trust Corporation Limited                                              30,000         *    30,000

The Gifford Fund Ltd.                                                        30,000         *    30,000

Charles L. and Donna Greenberg, JTWROS                                       30,000         *    30,000

Napier Brown Holdings Ltd.                                                   30,000         *    30,000

Veritas Films SA                                                             30,000         *    30,000

Vital Miljo AS                                                               26,894         *    26,894

Heptagon Investments Ltd.                                                    26,519         *    26,519

Stanley Hollander IRA Cowen & Co. Custodian 258-03120                        26,064         *    26,064

Phillip Bibicoff                                                             24,000         *    24,000

Bostar A.S.                                                                  24,000         *    24,000

C.M. Investment Nominees Limited                                             24,000         *    24,000

David A. Rees                                                                24,000         *    24,000

Stolzoff Family Trust of 2/05/95, Martin S. Stolzoff and Barbara R.
Stolzoff, Trustees                                                           23,023         *    23,023

Ronald Koenig                                                                21,058         *    21,058

P.G. Ridgwell                                                                20,519         *    20,519

Banque Privee Edmond De Rothschild S.A.                                      19,260         *    19,260

Bauer Family Limited Partnership                                             18,000         *    18,000

Falcon Management Ltd.                                                       18,000         *    18,000

Fixtar Holdings, Inc.                                                        18,000         *    18,000

Richard B. Liroff                                                            18,000         *    18,000

Saracen International                                                        18,000         *    18,000

Tradeco Limited                                                              18,000         *    18,000

UOB Luxembourg S.A.                                                          18,000         *    18,000

Helix Investments, Ltd.                                                      17,782         *    17,782

James F. Ellis Trust DTD 4/11/89                                             15,117         *    15,117

Lawrence Burstein                                                            13,266         *    13,266

John VanOrdstrand                                                            12,500         *    12,500

Dean Witter Reynolds Custodian for Gary Barnett, IRA Standard/Rollover       12,000         *    12,000



Harvey R. Brice BSSC Master Defined Contribution M/P Pension Plan                      12,000           *    12,000

Compass Investment Management Limited                                                  12,000           *    12,000

Coutts & Co. S.A.                                                                      12,000           *    12,000

Barrie M. Damson                                                                       12,000           *    12,000

Ernest Dorner GST Non-Exempt Trust A U/T/A 5/26/94                                     12,000           *    12,000

Elmtree Corporation                                                                    12,000           *    12,000

Milton and Irene Geller 1985 Trust                                                     12,000           *    12,000

Susan Greenberg                                                                        12,000           *    12,000

Jacobson, Alan D., IRA                                                                 12,000           *    12,000

Robert Katz                                                                            12,000           *    12,000

Peter Barrington Kirk                                                                  12,000           *    12,000

Lago Wernstedt                                                                         12,000           *    12,000

Morgan Steel Limited                                                                   12,000           *    12,000

John D. Murphy                                                                         12,000           *    12,000

Nicator S.A., Zurich                                                                   12,000           *    12,000

Pictet & Cie                                                                           12,000           *    12,000

Robinson Gear (Nominees) Limited A/CJ-10                                               12,000           *    12,000

Stoneman Investor Partnership                                                          12,000           *    12,000

Terrier Finance, Inc.                                                                  12,000           *    12,000

Prime Grieb                                                                             9,000           *     9,000

Ghazi Allawi                                                                            8,519           *     8,519

Pyramid Partners, LP                                                                    8,000           *     8,000

Sachem Corporate Finance, Ltd.                                                          7,500           *     7,500

Christopher D. Jennings                                                                 7,266           *     7,266

Gary H. Stolzoff                                                                        7,009           *     7,009

Gerald Rosen                                                                            7,000           *     7,000

Abraxas Partners, Ltd.                                                                  6,000           *     6,000

Philip Altheim                                                                          6,000           *     6,000

Gary Barnett                                                                            6,000           *     6,000

Denis Baylin                                                                            6,000           *     6,000

I. Bibicoff, Inc., Pension Trust Fund                                                   6,000           *     6,000




Boel AS                                                                                 6,000           *     6,000

Credit Lyonnais (Suisse) SA Geneva                                                      6,000           *     6,000

Credit Suisse Zurich                                                                    6,000           *     6,000

Owen H. Gassaway Trustee, FBO Owen H. Gassaway Trust                                    6,000           *     6,000

David Greenberg, IRA                                                                    6,000           *     6,000

David Greenberg and Susan Greenberg, Trustees FBO Greenberg and Panish,
a Prof. Corp. Def. Bene. Pension Plan 2/01/88                                           6,000           *     6,000

Haaco AS                                                                                6,000           *     6,000

David M. Hallman, Sr.                                                                   6,000           *     6,000

Hapoalim Mayo Casa Bancaria                                                             6,000           *     6,000

Allan B. Hechtman, Inc., Pension Plan & Trust                                           6,000           *     6,000

Allan B. and Linda S. Hechtman, JTWROS                                                  6,000           *     6,000

Trustees of the Hill Oldridge Ltd. Pension Fund                                         6,000           *     6,000

Nils Otto Holmen                                                                        6,000           *     6,000

P.B. Hubbard/J.D. Boden as Trustees of the Vector Trust                                 6,000           *     6,000

Svein Huse                                                                              6,000           *     6,000

Intergalactic Growth Fund, Inc.                                                         6,000           *     6,000

Lenard E. Jacobson, MD, PC Profit Sharing Trust                                         6,000           *     6,000

Robert Jones                                                                            6,000           *     6,000

Mazin Kamouna                                                                           6,000           *     6,000

William A. Kamke and Dorothy S. Kamke, JTWROS                                           6,000           *     6,000

A/S Kapitalutvikling                                                                    6,000           *     6,000

Ronald Korn, IRA                                                                        6,000           *     6,000

Pierre and Francoise Lambert                                                            6,000           *     6,000

Metropolitan Finance Limited                                                            6,000           *     6,000

John Bell Moran, Jr.                                                                    6,000           *     6,000

Anne P. Newman and Harry Newman, Jr. JTWROS                                             6,000           *     6,000

Scott Notowitz                                                                          6,000           *     6,000

Oistein Nyberg                                                                          6,000           *     6,000

Prime, Grieb & Co. Limited                                                              6,000           *     6,000

RNB (France) Monaco                                                                     6,000           *     6,000




Rigel AS                                                                               6,000            *     6,000

Allan Rudnick, IRA                                                                     6,000            *     6,000

J.R.L. Smith                                                                           6,000            *     6,000

K.E. Smith                                                                             6,000            *     6,000

Ivor Spiro                                                                             6,000            *     6,000

Craig Taines                                                                           6,000            *     6,000

Taines Family Limited Partnership                                                      6,000            *     6,000

Southeast Research Partners                                                            4,500            *     4,500

John T. Clarke                                                                         3,750            *     3,750

Magne F. Aaby                                                                          3,000            *     3,000

Birger Dalen                                                                           3,000            *     3,000

John Heckler                                                                           3,000            *     3,000

Norman Leben                                                                           3,000            *     3,000

Svein A. Loken                                                                         3,000            *     3,000

Steven Millner                                                                         3,000            *     3,000

Asher Plaut and Evelyn Plaut, JTWROS                                                   3,000            *     3,000

Svein-Erik Stiansen                                                                    3,000            *     3,000

First National Fund                                                                    2,250            *     2,250

Michael Morris                                                                         2,532            *     2,532

Walter Prime                                                                           2,532            *     2,532

Peter R. McMullin                                                                      2,519            *     2,519

Rudnick Living Trust DTD 7/22/91                                                       2,519            *     2,519

Craig A. Blumberg                                                                      2,000            *     2,000

Steven H. Marvin                                                                       2,000            *     2,000

Daniel J. Marx                                                                         2,000            *     2,000

Giant Trading Company                                                                  1,500            *     1,500

Bank Julius Baer & Co.                                                                 1,260            *     1,260

Cheviot Capital                                                                          750            *       750

Value Investing Partners                                                                 750            *       750

Joelle Jacobs                                                                            750            *       750

Brill Securities                                                                         375            *       375


------------

*        Less than 1%

FINANCIAL ADVISORY WARRANTS:

The following table sets forth certain information with respect to the beneficial ownership of the Advisory Warrants as of October 1, 1996, and as adjusted to reflect the sale of such Warrants offered by the holders thereof, none of whom hold any position with the Company nor own more than 5% of such warrants.


                                       BEFORE OFFERING
                                       ---------------               WARRANTS
NAME                              WARRANTS         PERCENT           OFFERED
----                              --------         -------           -------
Dan Purjes                        30,010            *                30,010

Alan Jacobs                       25,000            *                25,000

Kimberly A. Goguen                25,000            *                25,000

Peter Sheib                        5,010            *                 5,010

Lawrence Rice                      4,990            *                 4,990

Mathew Balk                        3,880            *                 3,880

Charles Roden                      3,530            *                 3,530

Michael Loew                       1,325            *                 1,325

Scott A. Weisman                     445            *                   445

Paul Fitzgerald                      365            *                   365

Sherwood P. Larkin                   290            *                   290

Richard Sichenzio                    155            *                   155

------------
*        Less than 1%

                            DESCRIPTION OF SECURITIES

COMMON STOCK

The authorized common stock of the Company consists of 100,000,000 shares of Common Stock, $.001 par value. Each holder of Common Stock is entitled to one vote per share on all matters on which shareholders are entitled to vote, and the holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to shareholders after distribution of assets to creditors and holders of securities with priority over the holders of the Common Stock. The ability to pay dividends on the Common Stock is restricted, however, by the terms of the Convertible Secured Notes of the Company (described below) and the Notes offered hereby. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby will be validly authorized and issued, fully paid and nonassessable.

SERIES A REDEEMABLE WARRANTS

The following is a brief summary of certain provisions of the Series A Redeemable Warrants ("Series A Warrants"), but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the subject warrant certificates, a specimen of which is available at the Company's offices. There are 3,962,773 Series A Warrants currently outstanding.

Each Series A Warrant entitles the registered holder to purchase one share of Common Stock at an initial exercise price of $3.50 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time prior to redemption from the date of issuance (April 26 or May 9, 1996) until two years thereafter. The exercise price of each Series A Warrant bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby. Provided that the applicable Circumstances exist (described below), all, but not less than all, of the Series A Warrants may be redeemed by the Company at $.10 per share on thirty days' notice at any time, but only after October 26, 1996 and if the market price (as described below) for the Common Stock exceeds $5.00 per share. The "Circumstances" shall exist if (i) the subject securities underlying the Series A Warrants are registered under the Securities Act and applicable state "blue sky" laws, (ii) a current Prospectus is then available for the sale of the securities, and (iii) the closing bid price of the Common Stock as reported by Nasdaq, the OTC Bulletin Board, or such other market on which the Common Stock is then traded, exceeds $5.00 per share for the twenty consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption or prepayment, as the case may be.

Each Series A Warrant may be exercised by surrendering the warrant certificate, with the subscription form attached to the warrant certificate properly completed and executed, together with payment of the exercise price. The Series A Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of Series A Warrants.

The Series A Warrants do not confer upon the holders thereof any voting, dividend or other rights as shareholders of the Company.

The Series A Warrants are not exercisable unless, at the time of the exercise,
(i) the Company has a current Prospectus covering the shares of Common Stock issuable upon the exercise of such warrants, and such shares have been registered, or qualified under the securities laws of the state of residence of the exercising holder of such warrants, unless such exercise is deemed to be exempt under federal and applicable state securities laws.

FINANCIAL ADVISORY WARRANTS

The following is a brief summary of certain provisions of the Financial Advisory Warrants ("Advisory Warrants"), but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrant certificates, a specimen of which is available at the Company's offices.
There are 100,000 Advisory Warrants currently outstanding.

Each Advisory Warrant entitles the registered holder to purchase one share of Common Stock at an initial exercise price of $2.50 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time for a period of five years from the date of issuance (February 1996). The exercise price of each Advisory Warrant bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

Each Advisory Warrant may be exercised by surrendering the warrant certificate, with the subscription form attached to the warrant certificate properly completed and executed, together with payment of the exercise price. The Advisory Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of Advisory Warrants.

The Advisory Warrants do not confer upon the holders thereof any voting, dividend or other rights as shareholders of the Company.

The Advisory Warrants are not exercisable unless, at the time of the exercise, the Company has a current Prospectus covering the shares of Common Stock issuable upon the exercise of such warrants, and such shares have been registered, or qualified under the securities laws of the state of residence of the exercising holder of such warrants, unless such exercise is deemed to be exempt under federal and applicable state securities laws.

                              PLAN OF DISTRIBUTION

This Prospectus covers the sale of Shares and Warrants by the Selling Shareholders. See "Principal and Selling Shareholders." Any distribution of the Shares by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on one or more exchanges on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.

The Company will not receive any proceeds from the sale of the Shares and Warrants offered hereby. The aggregate proceeds to the Selling Shareholders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. There is no assurance that the Selling Shareholders will sell any of the securities offered hereby.

The Selling Shareholders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such shares as agents for others or as principals for their own account. The Selling Shareholders will pay any sales commissions or other sellers' compensation applicable to such transactions. A portion of any proceeds of sales and discounts, commissions or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

Pursuant to applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market making activities for the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market making activities for the Common Stock.

At the time a particular offering of securities is made, to the extent required, a Prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have ben registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied. The Company has agreed that it will bear all costs, expenses and fees in connection with the registration or qualification of the securities under federal and state securities laws. The Company and each Selling Shareholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for the Company by Olle, Macaulay & Zorrilla, P.A., Miami, Florida, which is the beneficial owner of 6,440 shares of Common Stock of the Company. Dennis J. Olle, a shareholder of that firm, is the beneficial owner of 1,714 shares of the Common Stock of the Company.

                                     EXPERTS

The financial statements of the Company included in this Prospectus for the year ended December 31, 1996, eight months ended December 31, 1995, and for the cumulative period from February 14, 1994 (incorporation) through December 31, 1996, has been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and is included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

The financial statements of D&SNG included in this Prospectus for the years ended December 31, 1996 and 1995, have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and is included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

On May 6, 1996, the Company's Board of Directors voted to engage BDO Seidman, LLP to act as the Company's independent certified public accountants, thereby discharging Hansen, Barnett & Maxwell, P.C. (Salt Lake City, UT). The former accountants' reports for the Company's last two fiscal years prior to their termination did not contain any adverse opinion, or disclaimer of opinion, nor were any such reports modified as to uncertainty, audit scope or accounting principles. There have been no disagreements between the Company and the former accountants with regard to any matters which would have caused such accountants to make reference to the subject matter thereof with their report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth various expenses to be incurred by the Company in connection with the sale of the securities offered hereby, other than underwriting discounts and commissions. Except for the Securities and Exchange Commission registration fee, all of the amounts set forth in the table are estimates.


Securities and Exchange Commission Registration fee..............       $ 7,150
Legal fees and expenses..........................................        30,000
Blue Sky fees and expenses.......................................        10,000
Accounting fees and expenses.....................................        10,000
Printing and engraving...........................................         7,000
Miscellaneous....................................................           850
                                                                        -------
Total............................................................       $65,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.751 of the Nevada General Corporation Law empowers a Nevada corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding such person had no reasonable cause to believe his conduct was unlawful. A Nevada corporation may indemnify such person against expenses including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such person in connection with actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section
78.751 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the articles of incorporation of the Company or any by-law, agreement, vote of shareholders or disinterested directors or otherwise. Section 78.751 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

Article XII of the Company's Articles of Incorporation, as amended, provides for indemnification of the directors, officers, employees and agents of the Company (including the advancement of expenses) to the extent permitted by Nevada law. In addition, the Company has contractually agreed to indemnify its directors and officers to the fullest extent permitted by law.

ITEM 16. EXHIBITS.

EXHIBIT
NO.                                DESCRIPTION
-------                            -----------
3.1 Articles of Incorporation, as amended, are hereby incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form 8-A filed with the SEC on May 30, 1996.

3.2      Plan and Articles of Merger are hereby incorporated by reference to
         Exhibit 3.2 of the Company's Registration Statement on Form 8-A filed with the SEC on May 30, 1996.

3.3      Amended Bylaws.*

4.1      Form of Common Stock Certificate is hereby incorporated by reference to
         Exhibit 4.1 of the Company's Registration Statement on Form 8-A filed with the SEC on May 30, 1996.

4.2      Form of Series A Redeemable Warrant Agreement.**

4.3      Series A Redeemable Warrant Agreement.**

4.4      Form of Financial Advisory Warrant Certificate.**

4.5      Financial Advisory Warrant Agreement.**

4.6 Common Stock Purchase Warrant Certificate held by Charles E. Bradshaw, Jr., dated March 13, 1997.*

5        Opinion of Olle, Macaulay & Zorrilla, P.A.***

10.1 Agreement effective as of June 28, 1994, between First American-Florida and Rader Railcar, Inc., as amended.**

10.2 Employment Agreement dated February 16, 1994, between First American-Florida and Allen C. Harper.**

10.3 Employment Agreement dated December 2, 1996, between the Company and Gordon L. Downing.*

10.4 Employment Agreement dated July 1, 1994, between First American-Florida and Michael J. Acierno, as amended on June 30, 1997.***

10.5 Employment Agreement dated July 1, 1996, between the Company and Raymond Monteleone, as amended on July 9, 1997.***

10.6 Agreement dated February 28, 1995, between First American-Florida and Florida East Coast Railway Company.**

10.7 Form of Non-Competition Agreement between Thomas G. Rader and First American-Florida.**

10.8 Railcar Construction Agreement (without appendices) between Rader Railcar II, Inc. and Fun Trains, Inc. dated October 23, 1996.**

10.9 Financial Advisory and Consulting Agreement between the Company and International Capital Growth, LLC, dated April 26, 1996**, as amended December 5, 1996.*

10.10 Note Escrow Agreement between the Company, Capital Growth International, LLC, and Sterling National Bank and Trust Company of New York dated April 26, 1996.**

10.11    Form of Convertible Secured Note.**

10.12 Employment Agreement dated October 15, 1996, between the Company and William T. Nanovsky.**

10.13 Employment Agreement dated October 9, 1996, between the Company and Donald P. Cumming.**

10.14 Employment Agreement dated August 23, 1996, between the Company and Thomas E. Blayney.**

10.15 Employment Agreement dated September 30, 1996, between the Company and Pamela S. Petcash.**

10.16 Form of Confidentiality and Non-competition Agreement between the Company's executive employees and the Company.**

10.17 Consulting Agreement between Management Resource Group, Inc. and the Company dated July 23, 1996.**

10.18 Agreement between Universal Studios Florida and the Company, dated October 30, 1996.**

10.19 Agreement between CSX Transportation, Inc. and the Company, dated October 31, 1996.**

10.20 Business Lease between Mandel Development, a Florida general partnership, and the Company, dated January 15, 1997.*

10.21 Operating Agreement between the Florida Department of Transportation and the Company, dated January 6, 1997.*

10.22    Form of the Company's 1996 Non-Qualified Stock Option Plan.*

10.23 Loan Agreement (without exhibits) between NationsBank, N.A. (South) and the Durango & Silverton Narrow Gauge Railroad Company, dated March 13, 1997.*

10.24 Share Purchase Agreement between The Durango & Silverton Narrow Gauge Railroad Company and the Company, dated December 10, 1996, and Addendum to Share Purchase Agreement, dated February 28, 1997.*

10.25 Promissory Note in the amount of $4,200,000 from the Company in favor of Charles E. Bradshaw, Jr., dated March 13, 1997.*

10.26 Promissory Note in the amount of $5,850,000 from the Company in favor of Charles E. Bradshaw, Jr., dated March 13, 1997.*

10.27 Registration Rights and Price Guaranty Agreement between Charles E. Bradshaw, Jr. and the Company, dated March 13, 1997.*

10.28 Transportation, Maintenance and Lease Agreement between Fun Trains, Inc. and Amtrak, dated April 28, 1997, is incorporated by reference to
         Exhibit 10.1 of the Company's Quarterly Report on Form 10-QSB, for the period ended March 31, 1997, filed with the SEC on May 15, 1997.

10.29 Amendment to Operating Agreement between Florida Department of Transportation and the Company, dated June 6, 1997.***

10.30    First American Railways, Inc. Employee Stock Purchase Plan.***

10.31 Separation Agreement and Release between the Company and Eugene K. Garfield, dated November 11, 1996.***

10.32 Form of Convertible Subordinated Note, is hereby incorporated by reference to Exhibit 4 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, as filed with the SEC on August 14, 1997.

16 Letter dated May 10, 1996, from the Company's former accountants, Hansen, Barnett & Maxwell, to the Company is hereby incorporated by reference to Exhibit 16 to the Company's Current Report on Form 8-K dated May 6, 1996.

21       Subsidiaries of the Company.*

23.1     Consent of BDO Seidman LLP.***

23.2     Consent of Olle, Macaulay & Zorrilla, P.A., included as part of Exhibit
         5.***

24       Power of Attorney (included on Page II-6 hereof)

27 Financial Data Schedule, is hereby incorporated by reference to Exhibit 27 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, as filed with the SEC on August 14, 1997

------------
* Incorporated by reference to the comparable exhibit numbers as contained in the Company's Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission on March 28, 1997.

** Incorporated by reference to the comparable exhibit numbers as contained in the Company's Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission on August 6, 1996.

***      Filed herewith.

ITEM 17. UNDERTAKINGS.

(a) The Company hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That it will, for determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to securities offered therein, and the offering of such securities at that time hall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities ( other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)      The undersigned registrant hereby undertakes that it will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Hollywood, State of Florida, on August 20, 1997.

                                             FIRST AMERICAN RAILWAYS, INC.

                                             By:/S/ ALLEN C. HARPER
                                                -------------------------
                                                Allen C. Harper, Chairman  of
                                                the Board and Chief Executive
                                                Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, THAT FIRST AMERICAN RAILWAYS, INC., AND EACH PERSON WHOSE SIGNATURE APPEARS BELOW, CONSTITUTES AND APPOINTS ALLEN C. HARPER, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION FOR HIM AND IN HIS NAME OR IN THE NAME OF THE COMPANY AND IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS TO THE FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO EACH SAID ATTORNEY-IN-FACT AND AGENT FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES AS FULL TO ALL ITEMS AND PURPOSES AS THEY MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH SAID ATTORNEY-IN-FACT AND AGENT OR HIS SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.


SIGNATURES                          TITLE                                       DATE
----------                          -----                                       ----
/S/ ALLEN C. HARPER                  CHAIRMAN OF THE BOARD                       AUGUST 20, 1997
-------------------------            AND CHIEF EXECUTIVE
ALLEN C. HARPER                      OFFICER (PRINCIPAL
                                     EXECUTIVE OFFICER)

/S/ RAYMOND MONTELEONE               PRESIDENT, CHIEF OPERATING                 AUGUST  20, 1997
-------------------------            OFFICER AND DIRECTOR
RAYMOND MONTELEONE

                                     DIRECTOR                                   AUGUST    , 1997
-------------------------
THOMAS G. RADER

/S/ DAVID H. RUSH                    DIRECTOR                                   AUGUST  20, 1997
-------------------------
DAVID H. RUSH

                                     DIRECTOR                                   AUGUST   , 1997
-------------------------
LUIGI SALVANESCHI

                                     DIRECTOR                                   AUGUST   , 1997
--------------------------
GLENN P. MICHAEL

/S/ ALBERT B. AFTOORA                DIRECTOR                                   AUGUST 20, 1997
-------------------------
ALBERT B. AFTOORA



/S/ CHARLES E. BRADSHAW, JR.        DIRECTOR                                    AUGUST 20, 1997
----------------------------
CHARLES E. BRADSHAW, JR.

/S/ DONALD P. CUMMING               VICE PRESIDENT, SECRETARY,                  AUGUST 20, 1997
----------------------------        TREASURER AND ACTING CHIEF
DONALD P. CUMMING                   FINANCIAL OFFICER (PRINCIPAL
                                    FINANCIAL OFFICER)

/S/ ALLEN C. HARPER
-----------------------------
ALLEN C. HARPER
ATTORNEY-IN-FACT


                                 EXHIBIT INDEX

EXHIBIT
-------

5        Opinion of Olle, Macaulay & Zorrilla, P.A.

10.4 Employment Agreement dated July 1, 1994, between First American-Florida and Michael J. Acierno, as amended on June 30, 1997.

10.5 Employment Agreement dated July 1, 1996, between the Company and Raymond Monteleone, as amended on July 9, 1997.

10.29 Amendment to Operating Agreement between Florida Department of Transportation and the Company, dated June 6, 1997.

10.30    First American Railways, Inc. Employee Stock Purchase Plan.

10.31 Separation Agreement and Release between the Company and Eugene K. Garfield, dated November 11, 1996.

23.1     Consent of BDO Seidman LLP.